Exhibit 10.3
AMENDMENT NO. 1
to
EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) is dated and effective as of February 4, 2022 (the “Amendment Date”), between Enstar (US) Inc. (the “Company”) David Ni (“Executive”) and amends the Employment Agreement between the Company and Executive that was effective as of July 1, 2019 (the “Current Employment Agreement”).

BACKGROUND

Whereas, the Company and Executive have agreed to amend certain provisions of the Current Employment Agreement as set forth in this amendment (the “Amendment”); and

Whereas, other than to the extent expressly amended herein, the terms and conditions of the Current Agreement remain in full force and effect. Collectively, the Current Agreement as amended by this Amendment constitute the conditions of Executive’s employment.

Now, Therefore, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDED AND ADDITIONAL TERMS

A.    Reporting Line. Section 2(a) of the Current Agreement shall be amended to replace the two references to “Enstar’s President” with the words “Enstar’s Chief Executive Officer.”

B.    Base Salary. Section 2(b)(i) of the Current Agreement shall be amended and restated in its entirety as follows:

“(i)    Base Salary. Effective as of January 1, 2022, Executive shall receive a base salary (“Base Salary”), at an annualized rate of Seven Hundred Thousand Dollars ($700,000), payable in accordance with the Company’s standard payroll practices (the Company currently has 26 pay periods in a year) and subject to statutory payroll deductions and withholdings. The Company shall make a true-up payment or payments as soon as practicable through payroll to reflect the retroactive date of the Base Salary increase. Executive acknowledges that he is an exempt employee and, accordingly, that he is not entitled to overtime pay regardless of the number of hours required to complete his duties hereunder. The Base Salary of Executive will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company. The Company’s annual salary review is conducted prior to April 30th of each year. Executive will first be eligible for a merit increase, if any, no later than April 30, 2023.”

C.    Equity Incentives. Section 2(b)(iii)(B) of the Current Agreement shall be amended and restated in its entirety as follows, and new Section 2(b)(iii)(C) shall be added as follows:

“(B)    During the Employment Period, Executive shall be eligible to participate in the Enstar long-term incentive program in effect from time to time at a level commensurate with his position and in accordance with the policies and practices of Enstar. The program is administered by the Enstar Compensation Committee and subject to its discretionary review and approval each year, therefore Enstar can only provide guidance that it expects your eligibility for future awards, beginning in 2022, to be based on one hundred (100%) of Base Salary annually, with the awards expected to be comprised of a combination of RSUs and PSUs, in the proportion established by the Enstar Compensation Committee.

        (C)    Subject to the execution of an applicable award agreement, Executive shall be granted a retention equity incentive award not later than five (5) business days from the signing of this Amendment with a grant date fair value equal to three million dollars ($3,000,000). The retention equity incentive award shall consist of 100% RSUs and shall be scheduled to “cliff” vest in its entirety on the three-year (3 year) anniversary of the grant date; the RSUs shall be granted pursuant to the terms and conditions of Enstar’s Equity Incentive Plan and approved forms of RSU award agreements.”

(a)    Termination without Cause by the Company. Section 5(b) of the Current Agreement shall be amended and restated in its entirety as follows:

“(b)    Termination without Cause by the Company. The Company may unilaterally terminate the employment of Executive at any time without Cause, as defined in Section 7, upon written notice. If Executive’s employment is terminated by the Company without Cause, then upon Executive’s signing (and non-revocation) of a separation agreement containing a plenary release of claims in a form acceptable to the Company (a “Release”), Executive shall be entitled to receive, in addition to all earned compensation through his Termination Date: (i) salary continuation at his then-current Base Salary for the greater of (A) twelve (12) months after the Termination Date or (B) the number of pay periods required by the Company’s Severance Pay Plan (the “Severance Payments”) and (ii) if, for the year in which Executive’s employment is terminated pursuant to this Section, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Notwithstanding the foregoing, all Severance Payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto. Upon a termination without Cause, Executive’s unvested long-term incentive awards will operate in accordance with the terms of their respective award agreements and governing equity plans.”

D.    Termination by Executive. The first sentence of Section 6 of the Current Agreement shall be amended by replacing the reference to “three (3) months advance written notice” with the words “six (6) months advance written notice.”

E.    Restrictive Covenants. Section 10 of the Current Agreement shall be amended and restated in its entirety as follows:

 “10.     Restrictive Covenants.

(a)    Non-Solicitation. During the term of his employment with the Company and for a period of twelve (12) months immediately after the date his employment terminates for any reason, Executive agrees that Executive will not, directly or indirectly, (i) call upon, solicit, divert, or take away any of the clients, business, or business partners of the Company, or request or cause any of the above to abandon, cancel or terminate any part of their relationship with Enstar, or (ii) solicit, entice, or attempt to persuade any employee, agent, consultant, or independent contractor of Enstar to leave the service of such company for any reason or take any other action that may cause any such individual to terminate his relationship with Enstar.

(b)    Non-Competition. During the term of his employment with the Company and for a period of twelve (12) months immediately after (i) the date his employment terminates other than by reason of termination without Cause by the Company or (ii) if applicable, the first day of the Notice Period (the “Restriction Period”), Executive shall not, without the prior written permission of the Enstar Board, directly or indirectly engage in any Competitive Activity. The term “Competitive Activity” shall include (i) entering the employ of, or rendering services to, any person, firm or corporation engaged in the insurance and reinsurance run-off or any other business in which Enstar has been engaged at any time during the last twelve months of the term of his employment and to which Executive has rendered services or about which Executive has acquired Confidential Information or by which Executive has been engaged at any time during the last twelve months of his period of employment hereunder and in each case in any jurisdiction in which Enstar has conducted substantial business (hereinafter defined as the “Business”); (ii) engaging in the Business for Executive’s own account or becoming interested in any such Business, directly or indirectly, as an individual, partner, shareholder, member, director, officer, principal, agent, employee, trustee, consultant, or in any other similar capacity; provided, however, nothing in this Section 10(b) shall prohibit Executive from owning, solely as a passive investment, 5% or less of the total outstanding securities of a publicly-held company; provided further that the provisions of this Section 10(b) shall not apply in the event Executive’s employment with the Company is terminated without Cause.

(c)    Non-Disparagement. Save as may be required by law or by any applicable regulatory rules or codes of practice or an order of a court or tribunal of competent jurisdiction, Executive shall not do or say anything adverse or harmful to, or otherwise disparaging of, Enstar, its affiliates, its and their officers and directors and their respective goodwill. Save as may be required as aforesaid, Enstar shall not, and shall use its reasonable endeavours to ensure that its and its affiliates’ officers and directors do not do or say anything adverse or harmful to, or otherwise disparaging of, Executive and his goodwill; provided that no action by either party in connection with the enforcement of its rights hereunder shall be construed as a violation of this Section 10(c).

(d)    Definition. “Directly or indirectly” (without prejudice to the generality of the expression) means whether as principal or agent (either alone or jointly or in partnership with any other person, firm or company) or as a shareholder, member or holder of loan capital in any other company or being concerned or interested in any other person, firm or company and whether as a director, partner, consultant, employee or otherwise.

F.    General Provisions. All clauses within Section 17 of the Current Employment Agreement shall hereinafter refer to “This Agreement, as amended by any duly executed amendments,” such that the provisions apply to the Current Employment Agreement, as amended by this Amendment. Reference is made to Section 17(d) “Severability,” and it is hereby acknowledged for the avoidance of doubt that such clause shall continue to apply to the entire Amendment and Current Employment Agreement, including Section 10, as amended by this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Enstar (US) Inc.

By:    /s/ Linda J. Rooney                Dated: February 4, 2022
    Name: Linda J. Rooney
    Title: Vice President, Human Resources

Address:
150 2nd Ave. North
3rd Floor
St. Petersburg, FL 33701

Email Notice: audrey.taranto@enstargroup.com, with cc to corpsec@enstargroup.com

Executive:

/s/ David Ni                        Dated: February 4, 2022
Name: David Ni

Email Notice: david.ni@enstargroup.com

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